EXHIBIT 99.1


                   TRIBEWORKS REVERSE STOCK SPLIT IMPLEMENTED


San Francisco, CA - May 27, 2004 - Tribeworks, Inc. (OTCBB: TRWX) today announces that it has filed an amendment to its Certificate of Incorporation to effect a reverse stock split of Tribeworks common stock based upon a ratio of one-for-four.

At the Annual Meeting of stockholders held May 17, 2004, the stockholders of Tribeworks, Inc. voted to grant the Board of Directors the discretionary authority to effect the reverse stock split of Tribeworks common stock.

The reverse stock split will be effective as of the opening of trading as of June 4, 2004. On a pre-split basis, Tribeworks had 18,834,628 shares of common stock outstanding. The reverse stock split reduces the number of shares of common stock outstanding to approximately 4,708,657, subject to adjustment based on the rounding of fractional shares. The reverse stock split affects all Tribeworks common stock, stock options and warrants outstanding immediately prior to the effective time of the reverse stock split.

Stockholders immediately prior to the effective time will receive instructions for exchanging pre-split old common stock certificates for post-split new common stock certificates from the Tribeworks transfer agent, Registrar and Transfer Company. For more information regarding the reverse stock split, stockholders are urged to review the Company's Proxy Statement dated April 14, 2004.

ABOUT TRIBEWORKS

Tribeworks, Inc. (OTCBB: TRWX) develops software for creating and delivering next-generation rich-media applications. Tribeworks is headquartered in San Francisco.